Exhibit 4.58

Dated 22 June 2021

SEANERGY MARITIME HOLDINGS CORP.
as Guarantor

and

SEA 242 LEASING CO. LIMITED
as Owner

GUARANTEE

relating to
a Bareboat Charter of
one (1) bulk carrier named “Patriotship” dated 22 June 2021

Index

Clause		Page

1	Interpretation	1
2	Guarantee	2
3	Liability as Principal and Independent Debtor	3
4	Expenses	3
5	Adjustment of Transactions	3
6	Payments	4
7	Interest	4
8	Subordination	5
9	Enforcement	5
10	Judgments and Currency Indemnity	6
11	Supplemental	6
12	Assignment or Transfer	8
13	Notices	8
14	Invalidity of Leasing Documents	9
15	Incorporation of Bareboat Charter Provisions	9
16	Governing Law and Enforcement	9

Execution

Execution Page		11

THIS GUARANTEE is made on 22 June 2021.

BETWEEN

(1)
SEANERGY MARITIME HOLDINGS CORP., a corporation incorporated and existing under the laws of the Republic of Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Guarantor”); and

(2)
SEA 242 LEASING CO. LIMITED, a company incorporated under the laws of Hong Kong with registration number 3029880 whose registered office is at 27/F, Three Exchange Square, 8 Connaught Place Central, Hong Kong (the “Owner” which expression includes its successors and assigns).

BACKGROUND

(A)
By a bareboat charter dated on or about the date of this agreement (the “Bareboat Charter”) made between (i) the Owner as owner and (ii) PATRIOT SHIPPING CO. as bareboat charterer (the “Bareboat Charterer”), the Owner has agreed to bareboat charter one (1) bulk carrier named m.v. “Patriotship” (the “Vessel”) to the Bareboat Charterer pursuant to the terms and conditions contained therein.

(B)	The Guarantor directly holds one hundred (100) per cent. of the issued and outstanding shares in the Bareboat Charterer.

(C)	The execution and delivery to the Owner of this Guarantee is one of the conditions to the chartering of the Vessel under the Bareboat Charter.

(D)	This Deed is the Guarantee referred to in the Bareboat Charter.

OPERATIVE PROVISIONS

1	INTERPRETATION

1.1	Defined expressions

Words and expressions defined in the Bareboat Charter shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms

In this Guarantee:

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country.

“Party” means a party to this Guarantee.

“Security Period” means the period commencing on the date hereof and ending on the date on which the Owner is satisfied that all present and future liabilities of the Bareboat Charterer under or in connection with the Leasing Documents have been irrevocably paid in full.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

1.3	References to “Bareboat Charterer”

References to the Bareboat Charterer under this Guarantee shall, for the avoidance of doubt, include reference to the Bareboat Charterer in its various capacities under the Leasing Documents.

1.4	Application of construction and interpretation provisions of Bareboat Charter

Clauses 66.2 to 66.6 of the Bareboat Charter apply, with any necessary modifications, to this Guarantee.

2	GUARANTEE

2.1	Guarantee and indemnity

The Guarantor unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by the Bareboat Charterer under each Leasing Document to which it is a party;

(b)	guarantees the punctual performance by the Bareboat Charterer of all its obligations under or in connection with any Leasing Document to which it is a party;

(c)
undertakes to pay to the Owner, within three (3) Business Days of the Owner’s demand as if it was the principal obligor, any such amount which is not paid by the Bareboat Charterer when due and payable under or in connection with the Leasing Documents (or any of them) (taking into account any grace period for such payment as may be applicable under the terms of the Leasing Documents); and

(d)
undertakes to fully indemnify, as an independent and primary obligation, the Owner within three (3) Business Days of its demand in respect of all documented claims, expenses, liabilities, costs and losses which are made or brought against or incurred by the Owner as a result of or in connection with any obligation or liability of the Bareboat Charterer under the Leasing Documents and/or any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Owner would otherwise have been entitled to recover under the applicable Leasing Documents.

2.2	No limit on number of demands

The Owner may serve more than one (1) demand under Clause 2.1 (Guarantee and indemnity).

2.3	Guarantee of whole amount

This Guarantee shall be construed and take effect as a guarantee of all amounts due to the Owner under the Leasing Documents (or any of them).

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1	Principal and independent debtor

The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2	Waiver of rights and defences

Without limiting the generality of Clause 3.1 (Principal and independent debtor), the Guarantor shall neither be discharged by, nor have any claim against the Owner in respect of:

(a)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(b)	any amendment or supplement being made to any Leasing Document (however fundamental and whether or not more onerous);

(c)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, any Leasing Document;

(d)	any release or loss (even though negligent) of any right or Security Interest created by any Leasing Document;

(e)
any failure (even though negligent) promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest;

(f)	any Leasing Document being or later becoming void, unenforceable, illegal or invalid or otherwise defective in whole or in part for any reason, including a neglect to register it; or

(g)	any insolvency or similar proceedings.

4	EXPENSES

4.1	Costs of preservation of rights, enforcement etc

The Guarantor shall pay to the Owner within three (3) Business Days of its demand the amount of all expenses (including, without limitation, out of pocket expenses and legal fees) incurred by the Owner in connection with the enforcement of, or the preservation of any rights under this Guarantee or any Leasing Document, including any advice, claim or proceedings relating to this Guarantee or any Leasing Document.

4.2	Fees and expenses payable under Leasing Documents

Clause 4.1 (Costs of preservation of rights, enforcement etc.) is without prejudice to the Guarantor’s liabilities in respect of the Charterers’ obligations under any Leasing Document to which it is a party.

5	ADJUSTMENT OF TRANSACTIONS

The Guarantor shall pay to the Owner on its demand any amount which the Owner is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of any other Obligor on the ground that any Leasing Document to which that Obligor is a party, or a payment by that Obligor, was invalid or unenforceable or on any similar ground.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

6	PAYMENTS

6.1	Method of payments

Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Owner may from time to time notify to the Guarantor;

(c)	without any form of set‑off, cross‑claim or condition; and

(d)
free and clear of any tax deduction or withholding for or on account of any tax payable under any law of its Original Jurisdiction except a tax deduction or withholding which the Guarantor is required by such law to make.

6.2	Grossing-up for taxes

If the Guarantor is required by law to make a tax deduction then the Guarantor shall increase the payment due from them to the Owners to an amount which (after making any tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

In this clause, “tax deduction” means any deduction or withholding for or on account of any present or future tax, other than a FATCA Deduction.

6.3	Indemnity and evidence of payment of taxes

(a)
The Guarantor shall fully indemnify the Owner within three (3) Business Days of the Owner’s demand in respect of all documented claims, expenses, liabilities and losses incurred by the Owner by reason of any failure of the Guarantor to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 6.2 (Grossing up for taxes).

(b)
Within thirty (30) days after making tax deduction, the Guarantor shall deliver to the Owner any receipts, certificates or other documentary evidence satisfactory to the Owner that the tax had been paid to the appropriate taxation authority.

7	INTEREST

7.1	Accrual of interest

Any amount due under this Guarantee shall carry interest after the date on which the Owner demands payment of it from the Guarantor until it is actually paid, unless interest on that same amount also accrues under the relevant Leasing Document.

7.2	Calculation of interest

Interest under this Guarantee shall be calculated and accrue at the rate described in clause 37.5 of the Bareboat Charter and otherwise in accordance with the terms thereof. For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the relevant Leasing Document.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

8	SUBORDINATION

8.1
Until the end of the Security Period, all rights which the Guarantor at any time has (whether in respect of this Guarantee or any other transaction) against the Bareboat Charterer or any other Obligor or their respective assets shall be fully subordinated to the rights of the Owner under the Leasing Documents (or any of them), and, in particular, the Guarantor shall not:

(a)
claim, or in a bankruptcy of the Bareboat Charterer or any other Obligor prove for, any amount payable to the Guarantor by the Bareboat Charterer or any other Obligor, whether in respect of this Guarantee or any other transaction;

(b)	take or enforce any Security Interest for any such amount;

(c)	claim to set-off any such amount against any amount payable by the Guarantor to the Bareboat Charterer or any other Obligor; or

(d)	claim any subrogation or other right in respect of any Leasing Document or any sum received or recovered by the Owner under the Leasing Documents.

9	ENFORCEMENT

9.1	No requirement to commence proceedings against any other Obligor

The Owner will not need to commence any proceedings under, or enforce any Security Interest created by, the Bareboat Charter or any other Leasing Document before claiming or commencing proceedings under this Guarantee.

9.2	Conclusive evidence of certain matters

As against the Guarantor:

(a)	any final award of an arbitration tribunal in London in connection with the Bareboat Charter or any other Leasing Document; and

(b)	any statement or admission of the other Obligor in connection with the Bareboat Charter or any other Leasing Document,

shall be binding and conclusive as to all matters of fact and law to which it relates.

9.3	Suspense account

The Owner may, for the purpose of claiming or proving in an insolvency of any Obligor, place any sum received or recovered under or by virtue of this Guarantee on a separate interest bearing suspense or other nominal account without applying it in satisfaction of the Bareboat Charterer’s or Guarantor’s obligations under any Leasing Document.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

10	JUDGMENTS AND CURRENCY INDEMNITY

10.1	Judgments relating to Bareboat Charter and other Leasing Documents

This Guarantee shall cover any amount payable by any other Obligor under or in connection with any judgment or award relating to the Bareboat Charter and any other Leasing Document.

10.2	Currency indemnity

If any sum due from the Guarantor to the Owner under this Guarantee or under any order, judgment or award relating to this Guarantee has to be converted from the currency in which this Guarantee provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)
at the Owner’s request, in the event that there are any restrictions whatsoever preventing the remittance of payments in Dollars to the Owner or otherwise adversely affecting the ability of the Owners to receive payments in or deal in Dollars (including without limitation, any suspension of the SWIFT system in any jurisdiction where the Owner would have received payment or would customarily receive payments);

(b)	making or lodging any claim or proof against the Guarantor, whether in its liquidation, any arrangement involving it or otherwise;

(c)	obtaining an order, judgment or award from any court or other tribunal; or

(d)	enforcing any such order, judgment or award,

the Guarantor shall indemnify the Owner against the loss arising when the amount of the payment actually received by the Owner is converted at the available rate of exchange into the Contractual Currency.

In this Clause 10.2 (Currency indemnity), the “available rate of exchange” means the rate at which the Owner is able at the opening of business (Shanghai time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

11	SUPPLEMENTAL

11.1	Continuing guarantee

This Guarantee shall remain in force as a continuing security interest at all times during the Security Period.

11.2	Rights cumulative, non-exclusive

The Owner’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

11.3	No impairment of rights under Guarantee

If the Owner omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Owner under this Guarantee.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

11.4	Severability of provisions

If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

11.5	Guarantee not affected by other Security Interests

This Guarantee shall not impair, nor be impaired by, any other guarantee or any right of set-off or netting or to combine accounts which the Owner may now or later hold in connection with the Bareboat Charter or any other Leasing Document.

11.6	Guarantor bound by Bareboat Charter and incorporation of its terms

The Guarantor is fully familiar with, and agrees to all the provisions of, the Bareboat Charter and the other Leasing Documents to which it is not a party. The Guarantor agrees with the Owner:

(a)
to be bound by all provisions of the Bareboat Charter which are applicable to the Obligors in the same way as if those provisions had been set out (with any necessary modifications) in this Guarantee; and

(b)	that any provision of the Bareboat Charter which, by its terms, applies or relates to the Leasing Documents applies to this Guarantee.

11.7	Third party rights

A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

11.8	Counterparts

This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

11.9	Sovereign immunity

The Guarantor waives any rights of sovereign immunity which it or any of its assets may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Guarantee.

11.10	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Owner in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

11.11	Release

Subject to Clause 11.10 (Reinstatement), at the end of the Security Period, the Owner shall, at the request and cost of the Guarantor, irrevocably and unconditionally release the guarantee created under this Guarantee.

12	ASSIGNMENT OR TRANSFER

12.1	Assignment or transfer by Owner

The Owner may assign any of its rights and transfer any of its obligations under this Guarantee to the same extent as it may transfer the same under the other Leasing Documents to which it is a party subject always to the provisions of the Bareboat Charter.

12.2	Assignment by Guarantor

The Guarantor may not assign any of its rights or transfer any of its rights or obligations under this Guarantee.

13	NOTICES

13.1	Notices

Any notice, certificate, demand or other communication to be served, given made or sent under or in relation to this Guarantee shall be in English and in writing and (without prejudice to any other valid method or giving making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post or by email to the following respective addresses:

to the Owner:	to the same address and in the same manner as notices to the Owner under the Bareboat Charter.

to the Guarantor:	c/o Seanergy Management Corp. 154 Vouliagmenis Avenue, 16674 Glyfada, Athens, Greece Attention: Mr. Stavros Gyftakis Email: legal@seanergy.gr and finance@seanergy.gr Tel: +30 210 8913520 or, if a party hereto changes its address or email address, to such other address or email address as that party may notify to the other.

13.2	Service of notices

Any such communication shall be deemed to have reached the Party to whom it was addressed (a) when delivered (in case of a registered letter), or (b) when actually received in readable form (in case of an email). A notice or other such communication received on a non-working day or after 5.00 p.m. in the place of receipt shall be deemed to be served on the next following working day in such place.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

13.3	Validity of demands

A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Bareboat Charterer under a Leasing Document; and

(b)	at the same time as the service of the Termination Event notice referred to under clause 47.2 of the Bareboat Charter,

and a demand under this Guarantee may refer to all amounts payable under or in connection with a Leasing Document without specifying a particular sum or aggregate sum.

14	INVALIDITY OF LEASING DOCUMENTS

14.1	Invalidity of Bareboat Charter or other Leasing Documents

In the event of:

(a)
the Bareboat Charter or any other Leasing Document now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy of the Obligor party thereto, the introduction of any law or any other matter resulting in that Obligor being discharged from liability under the Bareboat Charter or other Leasing Document, or the Bareboat Charter or other Leasing Document ceasing to operate (for example, by interest ceasing to accrue), this Guarantee shall cover any amount which would have been or become payable under or in connection with the Bareboat Charter or other Leasing Document if the Bareboat Charter or other Leasing Document had been and remained entirely valid, legal and enforceable, or that Obligor had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Bareboat Charterer had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by that Obligor under or in connection with the Bareboat Charter or other Leasing Document shall include references to any amount which would have so been or become payable as aforesaid.

15	INCORPORATION OF BAREBOAT CHARTER PROVISIONS

15.1	The following provisions of the Bareboat Charter apply to this Guarantee as if they were expressly incorporated therein with any necessary modifications:

clause 45 (No waiver of rights);

clause 58 (No set-off or tax deduction); and

clause 61 (FATCA).

15.2
Clause 15.1 (Incorporation of Bareboat Charter Provisions) is without prejudice to the application to this Guarantee of any provision of the Bareboat Charter which, by its terms, applies or relates to this Guarantee.

16	GOVERNING LAW AND ENFORCEMENT

16.1	This Guarantee and any non-contractual obligations arising under or in connection with it are governed by English law.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

16.2
Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”) shall be referred to and finally resolved by arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 16 (Governing Law and Enforcement). The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

16.3	The seat of the arbitration shall be London, England, even where any hearing takes place outside England.

16.4
The reference shall be to three (3) arbitrators. A party wishing to refer a Dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of the date that the notice is delivered to the other party and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

16.5	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

16.6	Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

16.7
In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

16.8	The language of the arbitration shall be English.

This Guarantee has been executed as a Deed and delivered on the date stated at the beginning of this Guarantee.

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1

EXECUTION PAGE

GUARANTOR

EXECUTED and DELIVERED as a DEED	)
by SEANERGY MARITIME HOLDINGS CORP.	)
acting by Stavros Gyftakis	) /s/ Stavros Gyftakis
being an attorney-in-fact	)
in the presence of:	)

Witness’ signature: /s/ Maria Moschopoulou
Witness’ name: Maria Moschopoulou
Witness’ address: 154 Vouliagmenis Avenue
16674 Glyfada, Athens Greece

OWNER
SIGNED, SEALED and DELIVERED as a DEED	)
by Sea 242 Leasing Co. Limited	)
by Zhou Ling	) /s/ Zhou Ling
its attorney-in-fact under power of attorney	)
dated 17 June 2021)
in the presence of:	)

Witness’ signature: /s/ Xiao Jue
Witness’ name: Xiao Jue
Witness’ address: 22F, China Merchants Bank Building, NO. 1088
Lujiazui Ring Road, Shanghai, China

CMBFL Seanergy | Guarantee
m.v. “Patriotship”
SINGAPORE/90256717v1